Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alfacell Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-112865 and 333-136678) on Form S-3 and (Nos. 33-81308, 333-110074 and
333-112866) on Form S-8 of Alfacell Corporation of our report dated November 4, 2002, with respect to the related statements of operations, stockholders' equity (deficiency), and cash flows of Alfacell Corporation for the period from August 24, 1981 (date of inception) to July 31, 2002, which report appears in the July 31, 2006 annual report on Form 10-K of Alfacell Corporation. Our report dated November 4, 2002, as it relates to the financial statements for the period from August 24, 1981 (date of inception) to July 31, 2002, is based on the report of other auditors who have ceased operations as to the amounts included therein for the period from August 24, 1981 (date of inception) to July 31, 1992.

Our report dated November 4, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficit and has limited liquid resources which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                              /s/ KPMG LLP


                                              Short Hills, New Jersey
                                              October 12, 2006